Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Kayne Anderson Energy Infrastructure Fund, Inc. of our report dated January 26, 2023, relating to the financial statements and financial highlights, which appears in Kayne Anderson NextGen Energy & Infrastructure, Inc. and Kayne Anderson Energy Infrastructure Fund, Inc.’s Annual Reports on Form N-CSR for the year ended November 30, 2022. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm”, “Financial Highlights – KYN/Acquirer”, “Financial Highlights- KMF/Target” and “Agreement and Plan of Merger” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 27, 2023